Exhibit 4.18

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is made and entered into as of August 18, 2006 by and between Guardian II Acquisition Corporation, a Delaware corporation (“Guardian”), and Paul Royalty Fund Holdings II, a California general partnership (together with its Affiliates, “PRF”).

RECITALS:

A. Guardian and PRF are parties to that certain Revenue Interests Assignment Agreement by and among PRF, Guardian and Oscient Pharmaceuticals Corporation of even date herewith (the “Revenue Interests Assignment Agreement”).

B. Guardian and PRF are parties to that certain Note Purchase Agreement by and between PRF and Guardian of even date herewith (the “Note Purchase Agreement”) and Guardian has executed and delivered to PRF the Note related thereto.

C. Guardian has agreed pursuant to the terms of each of the Revenue Interests Assignment Agreement and the Note Purchase Agreement to enter into this Agreement, under which Guardian grants to PRF a first-ranking security interest in and to the Collateral as general and continuing security for the due performance and payment of all of Guardian’s obligations to PRF under each of the Revenue Interests Assignment Agreement, the Note Purchase Agreement and the Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guardian covenants, acknowledges, represents and warrants to and in favor of PRF as follows:

SECTION 1. Definitions.

For purposes of this Agreement, capitalized terms used herein shall have the meanings set forth in Schedule 1 attached hereto. Capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the UCC, as applicable.

SECTION 2. Grant of Security.

Guardian hereby grants PRF a security interest in all of its right, title, and interest in, to and under the following property, whether now or hereinafter existing or acquired, whether tangible or intangible and wherever the same may be located (collectively, the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Instruments;

(e) all General Intangibles (including all Payment Intangibles, Intellectual Property (as defined in the Revenue Interests Assignment Agreement), Out-License Agreements and Material Contracts (each as defined in the Revenue Interests Assignment Agreement) and all patents, trademarks and copyrights);

(f) all Goods (including all Inventory and all Equipment);

(g) all Investment Property;

(h) all Supporting Obligations;

(i) all Documents (including all warehouse receipts and bills of lading);

(j) all Commercial Tort Claims;

(k) all Fixtures; and

(l) all Proceeds and products of any and all of the foregoing.

Each item of Collateral listed in this Section 2 that is defined in Article 8 or Article 9 of the UCC shall have the meaning set forth in the UCC, it being the intention of Guardian that the description of the Collateral set forth above be construed to include the broadest possible range of assets described herein.

SECTION 3. Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the due and punctual payment or performance in full (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under Subsection 362(a) of the Bankruptcy Code) of all Secured Obligations.

SECTION 4. Guardian to Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) Guardian shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by PRF of any of its rights hereunder shall not release Guardian from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) PRF shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall PRF be obligated (i) to perform any of the obligations or duties of Guardian thereunder, (ii) to take any action to collect or enforce any claim for payment assigned hereunder, or (iii) to make any inquiry as to the nature or sufficiency of any payment Guardian may be entitled to receive thereunder.

SECTION 5. Representations and Warranties.

Guardian represents and warrants as follows:

(a) Ownership of Collateral. Except for the security interest created by this Agreement, Guardian owns the Collateral free and clear of any Lien. Guardian has the power to transfer and grant a lien and security interest in each item of Collateral upon which it purports to grant a lien or security interest hereunder. Except as such may have been filed in favor of PRF with the United States Patent and Trademark Office, no security agreement, financing statement, assignment, equivalent security, lien or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

(b) Validity. This Agreement creates a valid security interest in the Collateral securing the payment and performance in full of the Secured Obligations (other than Commercial Tort Claims to the extent not specifically described herein). Upon the filing of appropriate UCC financing statements in the filing offices listed on Schedule 5(b) (with the execution of appropriate deposit account control agreements with respect to deposit account) and any required filings with the United States Patent and Trademark Office, then all filings, registrations, recordings and other actions necessary to perfect the security interest granted under this Agreement shall have been taken and PRF shall have been granted a valid perfected first priority security interest in the Collateral (other than Commercial Tort Claims to the extent not specifically described herein and subject only to Liens permitted under the Note Purchase Agreement, which Liens shall, unless otherwise expressly permitted under the Note Purchase Agreement, be lower in priority than the Liens in favor of PRF hereunder).

(c) Authorization, Approval. No authorization, approval, or other action by, and no notice to or filing with, any government or agency of any government or other Person is required (i) for the grant by Guardian of the security interest granted hereby or for the execution, delivery and performance of this Agreement by Guardian; (ii) for the perfection of, and the first priority of, the grant of the security interest created hereby, other than the filing of financing statements in the offices listed on Schedule 5(b) and any required filings with the United States Patent and Trademark Office or (iii) for the exercise by PRF of its rights and remedies hereunder, other than (in the case of this clause (iii), (A) notices required to be given by PRF under Article 9 of the UCC in connection with the exercise by PRF of its rights as a secured party; (B) filings and/or notices required to be made and/or given by PRF in connection with the enforcement of its rights as a secured party in judicial proceedings; (C) filing of notices of assignment of the Intellectual Property (as defined in the Revenue Interests Assignment Agreement) with the PTO and similar governmental agencies in foreign countries and the filing of notices of assignment with the FDA of the NDA’s and IND’s relating to the Products, (D) notices of assignment required to be given to and consents required to be obtained from counterparties under manufacturing, distribution, and other commercial contracts relating to the Products (including third-party payors) in connection with an assignment of rights under such contracts, and (E) any required consents from the holders of the underlying rights to the Intellectual Property covered by the In-License Agreements (as defined in the Revenue Interests Assignment Agreement) in connection with realization by PRF of its security interests in the In-License Agreements.

(d) Enforceability. This Agreement is the legally valid and binding obligation of Guardian, enforceable against Guardian in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

(e) Office Locations; Type and Jurisdiction of Organization. The chief place of business, the chief executive office and each office where Guardian keeps its records regarding the Collateral are, as of the date hereof, located at the locations set forth on Schedule 5(e); Guardian’s type of organization (e.g., corporation), jurisdiction of organization and organization number provided by the applicable government authority of its jurisdiction of organization are listed on Schedule 5(e).

(f) Names. Guardian (or any predecessor by merger or otherwise) has not, within the four (4) month period preceding the date hereof, had a different name from the name listed on the signature pages hereof.

SECTION 6. Further Assurances.

Guardian agrees that from time to time, at its expense, Guardian will promptly execute and deliver and will cause to be executed and delivered all further instruments and documents, and will take all further action, that may be necessary or desirable, or that PRF may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable PRF to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Guardian will: (i) (A) execute and file, record or register such financing or continuation statements, or amendments thereto, (B) execute and deliver, and cause to be executed and delivered, agreements establishing that PRF has “control” within the meaning of Article 9 of the UCC of specified items of Collateral as to which perfection may be obtained by control and (C) deliver such other instruments or notices, in each case, as may be necessary or desirable, or as PRF may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (ii) furnish to PRF from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as PRF may reasonably request, all in reasonable detail, (iii) at PRF’s request, appear in and defend any action or proceeding that may affect Guardian’s title to or PRF’s security interest in all or any part of the Collateral, and (iv) use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest to PRF with respect to any Collateral. Guardian hereby authorizes PRF to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Guardian.

Guardian agrees that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions. Guardian agrees to furnish PRF promptly upon reasonable request by PRF, with any information that is requested by PRF in order to complete such financing statements, continuation statements, or amendments thereto.

SECTION 7. Certain Covenants of Guardian.

Guardian shall:

(a) not use or permit any Collateral to be used unlawfully or in violation of any provision of the Transaction Documents or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(b) give PRF twenty (20) Business Days’ prior written notice of any change in its name, identity or corporate structure or reincorporation, reorganization, or taking of any other action that results in a change of the jurisdiction of organization of Guardian;

(c) give PRF twenty (20) Business Days’ prior written notice of any change in its chief place of business, chief executive office or residence or the office where Guardian keeps its records regarding the Collateral or a reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of Guardian; and

(d) pay promptly when due all taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Collateral, except to the extent the validity thereof is being contested in good faith and Guardian maintains reserves appropriate therefor under GAAP; provided that Guardian shall in any event pay such taxes, assessments, charges, levies or claims not later than three (3) Business Days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against Guardian or any of the Collateral as a result of the failure to make such payment.

SECTION 8. Special Covenants With Respect to the Collateral.

(a) Guardian shall:

(i) diligently keep reasonable records respecting the Collateral and at all times keep at least one (1) complete set of its records concerning such Collateral at its chief executive office or principal place of business;

(ii) not create, incur, assume or cause to exist any Lien on any property included within the definition of Collateral except as otherwise permitted under the Note Purchase Agreement or the Revenue Interests Agreement; and

(iii) not Transfer, or agree to Transfer, any Collateral except as otherwise permitted under the Note Purchase Agreement or Revenue Interests Assignment Agreement.

(b) Guardian will reasonably process, prosecute and maintain any Patents in each of the countries in which Guardian has an issued patent or pending patent application. Guardian shall not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, any Patents or other Intellectual Property.

(c) Guardian shall, concurrently with the execution and delivery of this Agreement, execute and deliver to PRF five (5) originals of a Special Power of Attorney in the form of Exhibit I annexed hereto for execution of an assignment of the Collateral to PRF, or the implementation of the sale or other disposition of the Collateral pursuant to PRF’s good faith exercise of the rights and remedies granted hereunder; provided, however, PRF agrees that it will not exercise its rights under such Special Power of Attorney unless an Unmatured Default or an Event of Default has occurred and is continuing.

(d) Guardian further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to PRF, that PRF has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8 shall be specifically enforceable against Guardian, and Guardian hereby waives and agrees that an adequate remedy does not exist at law or in damages and that no bond shall be required to be posted in connection with any request by PRF for specific performance of such covenants.

SECTION 9. Protection of Intellectual Property.

Guardian agrees that if any Person shall do or perform any acts which PRF believes constitute an infringement of any Intellectual Property and/or Patents, or violate or infringe any right of Guardian or PRF therein or if any Person shall do or perform any acts which PRF determines constitute an unauthorized or unlawful use thereof, then and in any such event, upon twenty (20) Business Days’ prior written notice to Guardian (or if an Unmatured Default or if an Event of Default is continuing, then without such notice except as may be expressly required by the terms of this Agreement), the Revenue Interests Assignment Agreement or the Note Purchase Agreement, PRF may and shall have the right to take such steps and institute such suits or proceedings as PRF may deem advisable or necessary to prevent such acts and conduct and to secure damages and other relief by reason thereof, and to generally take such steps as may be advisable or necessary or proper for the full protection of the rights of the parties. PRF may take such steps or institute such suits or proceedings in its own name or in the name of Guardian or in the names of the parties jointly. PRF hereby agrees to give Guardian notice of any steps taken, or any suits or proceedings instituted by it pursuant to this Section 9.

SECTION 10. Standard of Care.

The powers conferred on PRF hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of good faith and of reasonable care in the accounting for moneys actually received by PRF hereunder, PRF shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. PRF shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which PRF accords its own property.

SECTION 11. Remedies Upon Event of Default.

(a) If, and only if, any Event of Default shall have occurred and be continuing, PRF may, in good faith, exercise in respect of the Collateral (I) all rights and remedies provided for herein, under the Revenue Interest Assignment Agreement, the Note Purchase Agreement, the Note or otherwise available to it, (II) all the rights and remedies of a secured party on default under the UCC, in all relevant jurisdictions, and (III) the right to:

(i) require Guardian to, and Guardian hereby agrees that it will at its expense and upon request of PRF forthwith, assemble all or part of the Collateral as directed by PRF and make it available to PRF at a place to be designated by PRF that is reasonably convenient to both parties;

(ii) personally or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from Guardian or any other person who has possession of any part thereof, with or without notice or process of law, and for that purpose may enter upon Guardian’s premises where any of the Collateral is located and remove same;

(iii) foreclose or otherwise enforce PRF’s security interests in any manner permitted by law or provided for in this Agreement; and

(iv) On not less than ten (10) Business Days’ prior notice to Guardian (which the company hereby agrees is commercially reasonable), sell the Collateral or any part thereof in one or more parcels at public or private sale, at any place or places for cash, on credit, or for future delivery, and upon such other terms as PRF may deem commercially reasonable.

(b) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, PRF shall have the right (but not the obligation) to bring suit, in the name of Guardian, PRF or otherwise, to enforce any Collateral, in which event Guardian shall, at the request of PRF, do any and all lawful acts and execute any and all documents required by PRF in aid of such enforcement and Guardian shall promptly, upon demand, reimburse and indemnify PRF as provided in Section 13 hereof in connection with the exercise of its rights under this Section 11.

SECTION 12. Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by PRF in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as follows:

1)	First, to the payment of the costs and expenses as provided in Section 13 hereof;

2)	Second, any surplus then remaining to the payment of the Secured Obligations under the Note Purchase Agreement and the Note in such order and manner as the PRF may in its reasonable discretion determine; and

3)	Third, any surplus then remaining to the payment of the Secured Obligations under the Revenue Interest Assignment Agreement in such order and manner as PRF may in its reasonable discretion determine.

4)	Fourth, any surplus then remaining to Guardian.

SECTION 13. Expenses.

(a) Guardian agrees to pay to PRF upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that PRF may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights of PRF hereunder, or (iii) the curing by PRF of any defaults by Guardian as provided under this Agreement.

(b) The obligations of Guardian in this Section 13 shall survive the termination of this Agreement and the discharge of Guardian’s other obligations under this Agreement, the Revenue Interests Assignment Agreement, the Note Purchase Agreement and the Note.

SECTION 14. Continuing Security Interest; Termination and Release.

(a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the indefeasible payment and performance in full of the Secured Obligations, (ii) be binding upon Guardian and its respective successors and assigns, and (iii) inure, together with the rights and remedies of PRF hereunder, to the benefit of PRF and its successors, transferees and permitted assigns.

(b) Upon the occurrence of payment and performance in full of all Secured Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Guardian. Upon any such termination PRF will, at Guardian’s expense, execute and deliver to Guardian and authorize Guardian to file or record such documents as Guardian shall reasonably request or deem appropriate to evidence such termination.

SECTION 15. Amendments.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Guardian therefrom, shall in any event be effective unless the same shall be in writing and signed by PRF and, in the case of any such amendment or modification, by Guardian. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 16. Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be delivered in accordance with Section 8.03 of the Revenue Interests Assignment Agreement.

SECTION 17. Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of PRF in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 18. Severability.

If a court deems any part of this Agreement unenforceable, the parties agree that only the offending part shall be stricken and that the remaining parts shall be unaffected, and that any such stricken part of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of such stricken part.

SECTION 19. Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

SECTION 20. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b) Any legal action or proceeding with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement.

(c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) above of this Section in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in the Revenue Interests assignment Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

SECTION 21. Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to this Agreement. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

SECTION 22. Counterparts; Effectiveness.

This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

SECTION 23. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Guardian shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of PRF. To the extent permitted under the Note Purchase Agreement, PRF may assign without consent of Guardian any of its rights under this Agreement without restriction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

GUARDIAN II ACQUISITION CORPORATION

By:	/s/ Dominick Colangelo
Name:	Dominick Colangelo
Title:	Vice President

PAUL ROYALTY FUND HOLDINGS II

By:	Paul Royalty Fund II, LP, its Managing Partner

By:	Paul Capital Royalty Management, LLC, its General Partner

By:	Paul Capital Advisors, LLC, its Manager

By:	/s/ Gregory B. Brown
Name:	Gregory B. Brown, MD
Title:	Member

SCHEDULE 1 TO

SECURITY AGREEMENT

DEFINITIONS

Capitalized terms used in this Agreement and not defined in this Schedule 1 shall have the meanings attributed thereto in the UCC.

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” shall have the meaning set forth on the cover page of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Collateral” shall have the meaning set forth in Section 2 of this Agreement.

“Event of Default” shall mean, with respect to the “Acquired Assets”, as defined in that certain Asset Purchase Agreement by and among Oscient Pharmaceuticals Corporation, Guardian and Reliant Pharmaceuticals, Inc. dated as of July 21, 2006:

(a) if Guardian, without the prior written consent of PRF:

(i) sells, assigns, transfers, delivers, licenses or otherwise disposes of any of the Intellectual Property or the Patents;

(ii) creates or permits to exist any Lien (other than the Lien created in favor of PRF under this Agreement) on the Intellectual Property, the Patents, the License Agreements (as defined in the Revenue Interest Assignment Agreement) or the Assigned Interests;

(iii) materially fails to perform and fulfill its obligations under the License Agreements in accordance with the respective terms thereof; or

(iv) fails to reasonably process, prosecute and maintain the Intellectual Property or the Patents in each of the countries in which Guardian has an issued patent or pending patent application, and does not remedy such default, in the case of a default that is remediable, within thirty (30) days after Guardian receives written notice from PRF specifying such default.

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(b) There shall occur a Bankruptcy Event, Call Option Event or Put Option Event (as each such term is defined in the Revenue Interests Assignment Agreement).

(c) There shall occur an Event of Default (as such term is defined in the Note Purchase Agreement).

“Guardian” shall have the meaning set forth on the cover page of this Agreement.

“Intellectual Property” shall mean all proprietary information; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto; Patents; registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof; in each case that are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by Guardian.

“Lien” shall have the meaning set forth in the Note Purchase Agreement.

“Note” shall mean the Senior Secured Note of even date with this Agreement in the aggregate principal amount of $20,000,000 made by Guardian for the benefit of PRF, as the same may be amended, modified or supplemented in accordance with the terms thereof.

“Note Purchase Agreement” shall mean the Note Purchase Agreement entered into as of July     , 2006 by and between Guardian and PRF, as the same may be amended, modified or supplemented in accordance with the terms thereof.

“Patents” shall mean all patents, patent rights, patent applications, patent disclosures and invention disclosures issued or filed, together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, in each case which are owned, controlled by, issued to, licensed to or licensed by Guardian.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“PRF” shall have the meaning set forth on the cover page of this Agreement.

“Revenue Interests Assignment Agreement” shall mean the Revenue Interests Assignment Agreement entered into as of July 21, 2006 by and between Guardian, PRF and Oscient Pharmaceuticals Corporation, as the same may be amended, modified or supplemented in accordance with the terms thereof.

“Secured Obligations” shall mean all obligations and liabilities of every nature of Guardian now or hereafter existing under or arising out of the Revenue Interests Assignment Agreement, the Note Purchase Agreement and the Note, whether for damages, principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Guardian, would accrue on such obligations, whether or not a claim is allowed against Guardian for such interest in the related bankruptcy proceeding), reimbursement of fees,

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expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from PRF as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Guardian now or hereafter existing under this Agreement.

“Transfer” shall mean any sale, conveyance, assignment, disposition, pledge, hypothecation or transfer.

“UCC” shall mean the Uniform Commercial Code, as in effect on the date of this Agreement in the State of New York.

“Unmatured Default” means any event which, but for the giving of notice, lapse of time or both, would constitute (i) a Bankruptcy Event (as defined in the Revenue Interests Assignment Agreement), (ii) a Change of Control (as defined in the Revenue Interests Assignment Agreement) or (iii) a Put Option Event of the type described in clauses (i) through (iv) of the definition of Put Option Event in the Revenue Interests Assignment Agreement.

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SCHEDULE 5(b)

TO

SECURITY AGREEMENT

Filing Offices

Delaware Secretary of State

SCHEDULE 5(e)

TO

SECURITY AGREEMENT

Office Locations, Type and Jurisdiction of Organization

Place(s) of Business and Chief Executive Office of Grantor:

1000 Winter Street, Suite 2200

Waltham, MA 02451

Addresses of the Properties at which Grantor Maintains Records Relating to the Collateral:

1000 Winter Street, Suite 2200

Waltham, MA 02451

Jurisdiction of Organization: State of Delaware

Type of Organization: Corporation

Organizational Number: [            ]

EXHIBIT I TO

SECURITY AGREEMENT

EXHIBIT I TO

SECURITY AGREEMENT

SPECIAL POWER OF ATTORNEY

STATE OF                                         )

            )         ss.:

COUNTY OF                                     )

KNOW ALL MEN BY THESE PRESENTS, that Guardian II Acquistion Corporation (“Grantor”), hereby appoints and constitutes PAUL ROYALTY FUND HOLDINGS II (“PRF”) and each of its                     , its true and lawful attorney, with full power of substitution and with full power and authority to perform the following acts on behalf of Grantor:

(a) upon the occurrence and during the continuance of an Unmatured Default or an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b) upon the occurrence and during the continuance of an Unmatured Default or an Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;

(c) upon the occurrence and during the continuance of an Unmatured Default or an Event of Default, to file any claims or take any action or institute any proceedings that PRF may in its good faith sole discretion deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of PRF with respect to any of the Collateral;

(d) to pay or discharge taxes or liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by PRF in its reasonable commercial judgment, any such payments made by PRF to become obligations of Guardian to PRF, due and payable immediately without demand;

(e) upon the occurrence and during the continuance of an Unmatured Default or an Event of Default, to sign and endorse any invoices, drafts against debtors, assignments, verifications, notices and other documents relating to the Collateral; and

(f) upon the occurrence and during the continuance of an Unmatured Default or an Event of Default, to prepare, file and sign Guardian’s name on an assignment document in form acceptable to PRF in its sole discretion necessary or desirable to transfer ownership of the Collateral to PRF or an assignee or transferee of PRF.

This Power of Attorney is made pursuant to a Security Agreement, dated as of                     , 200     between Grantor and PRF (the “Security Agreement”) and is subject to the terms and provisions thereof. This Power of Attorney, being coupled with an interest, is irrevocable until all “Secured Obligations”, as such term is defined in the Security Agreement, are paid in full for a year and a day.

Date:

GUARDIAN II ACQUISITION CORPORATION

By: ______________________________________

Name: ____________________________________

Title: _____________________________________